Exhibit 21.1
Subsidiaries of Trident Resources Corp.

State or Other Jurisdiction of
Legal Name	Incorporation or Organization
Trident Exploration Corp.	Nova Scotia, Canada

Fort Energy Corp.	Nova Scotia, Canada